Exhibit 10.4

August 7, 2007

Clement Feng

20690 Bradford Court

Brookfield, WI 53045

Dear Clement:

We are pleased to offer you the position of Chief Marketing Officer, an Executive Vice President level position within our company.  The purpose of this letter is to give you an overview of the terms and conditions of your employment at Generac Power Systems, Inc. This letter is not, and should not be construed as, a contract.

Your salary will be $262,000 per year and you will be included in the June 2008 performance reviews. Additionally, you will be included in an annual sales bonus program.  This program provides for the opportunity to earn up to 30% of your base salary with a cap of 3X your target.

You will also participate in our corporate quarterly bonus program.  If the company achieves a level one bonus, you will receive up to $2000 per quarter; if the company achieves a level two bonus, you will receive up to $4000 per quarter; if the company achieves a level three bonus; you will receive up to $6000 per quarter. You must be employed for the full quarter to be eligible for this bonus.

Your regular insurance benefits will be available the first day of the month following your 90-day probationary period. However, we will provide short-term health coverage for you and your family during the waiting period before your regular Generac insurance benefits begins.

In consideration of anticipated earnings for your current 2007 bonus program, Generac will provide a one time bonus of $100,000 payable by December 31, 2007.  You must be employed at the time of the payout.

You will also be invited to participate in the company’s Restricted Share Program.  Upon the start of your employment with Generac you will be given the opportunity to purchase up to 389 shares of Generac’s Restricted Stock.  Further details of this program will be provided.

Should your employment with the company be terminated for any reason other than for cause, you will be entitled to a severance package equal to one year of your base salary. Additionally, for a period of up to one year after your termination, Generac will provide for reimbursement of your COBRA costs until you become employed with another employer.

ACCOUNTING AND FINANCE

P.O. BOX 8 • WAUKESHA, WI  53187 • 262/544-4811 • FAX 262/968-9372

This offer includes an annual allowance for 15 days of paid vacation.  Should you not use your entire vacation time granted in a calendar year, the unused vacation days will be paid to you at your base rate of compensation at the end of the calendar year.  Excluded from this payout will be any portion of the unused days related to the additional third week of vacation included in this offer.

Clement, as a condition of employment you will be required to sign a non-compete agreement.  We are excited that you have accepted our offer and will be starting your new position with us no later than September 4, 2007.  We look forward to a rewarding and productive relationship.  If you have any further questions, please let me know.

Sincerely,

/s/ Aaron P. Jagdfeld
Aaron P. Jagdfeld
President and Chief Financial Officer